Exhibit 99.1

For Immediate Release

AMEX: CAQ	The Investor Relations Group, Inc.
75 Fifth Street, N.W.	Jane Lin / John G. Nesbett
Suite 313	11 Stone Street, 3rd Floor
Atlanta, GA 30308	New York, NY 10004
T: 404.526.6200 F: 404.526.6218	T: 212.825.3210 F: 212.825.3229

Corautus Genetics Announces $2.25 Million Private Placement

ATLANTA, GA, March 19, 2004…Corautus Genetics Inc. (AMEX: CAQ) announced it has closed a $2,250,000 financing transaction through the sale of 376,000 shares of common stock to two institutional investors. The shares were priced at 88% of the price at which common stock of Corautus was traded on the day prior to the execution of the contracts. Under the terms of the transaction, the investors also received warrants for 18,800 shares of common stock, exercisable at $8.375 per share, which was 125% of the closing price of the common stock on the date prior to the closing. No placement fees were paid in the transaction.

Richard E. Otto, President and CEO of Corautus Genetics, stated, “We are pleased that we continue to attract new funds into Corautus and expand our base of shareholders. This additional financing will support the advancement of our VEGF-2 therapeutic through the clinical trial process.”

Since December 2003, Corautus has raised a total of $10.7 million, in addition to the $2.5 million loan facility advance from Boston Scientific Corporation.

About Corautus Genetics

Corautus Genetics Inc. is a clinical stage biopharmaceutical company dedicated to the development of gene transfer therapy products for the treatment of severe cardiovascular and peripheral vascular disease. Corautus is currently developing a gene transfer product using the Vascular Endothelial Growth Factor 2 (VEGF-2) gene to promote therapeutic angiogenesis in ischemic muscle. In July 2003, Corautus entered into a series of agreements with Boston Scientific Corporation to fund, develop, commercialize and distribute the VEGF-2 gene therapy products.

Forward Looking Statement

This press release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performances to differ materially from those referred to in such statements. These risks include statements which address operating performance, events or developments that we expect or anticipate will occur in the future, such as projections about our future results of operations or our financial condition, benefits from the alliance with Boston Scientific, research, development and commercialization of our product candidates, anticipated trends in our business, approval of our product candidates and other risks that could cause actual results to differ materially. These risks are discussed in Corautus Genetics Inc.’s Securities and Exchange Commission filings, including, but not limited to, the risk factors in Corautus’ Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-112239) filed February 2, 2004, which are incorporated by reference into this press release.